EXHIBIT 99.1

August 6, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

FHLBNY Announces Second Quarter 2026 Operating Highlights

On July 23, we announced our second quarter Operating Highlights, which reflect continued strong results driven by our focus on our foundational liquidity mission. This includes $153.3 million in net income in the second quarter – a period in which we also allocated $27.5 million from our earnings to support our affordable housing and community development initiatives.

We reached the halfway point of the year with $128 billion in funding out to our members – an increase of $35 billion from year-end 2025 that represents our ability to continue to respond dynamically to our members’ needs in the market.  We are strategically managing our larger and more complex balance sheet through a coordinated, solutions-oriented approach that leverages multiple functions across our team, all in service of our mission and our members.  We are proud to serve as that reliable source of funding for our members to help support the lending activities that strengthen communities across our District and beyond.

Integral to Communities Across the Country

The nationwide reach of the FHLBank System was evident on July 21, when the Housing and Insurance Subcommittee of the House Financial Services Committee held a hearing entitled “Oversight of the Federal Home Loan Bank System” to examine the FHLBanks’ role in providing liquidity to financial institutions and supporting affordable housing and community development.

The FHLBank System, as created by Congress, represents one of the most successful public-private partnership in the United States.  Across our history, the FHLBanks have benefitted from bipartisan support for our role in providing reliable and on-demand access to cost-efficient funding for America’s local lenders, which fosters a resilient and diversified U.S. financial system that serves our broad economy through the provision of local credit, creating a global strategic advantage for the country.

In his opening remarks, Subcommittee Chair Mike Flood (NE-01) stated his view “that the Federal Home Loan Banks are integral to communities across the country” and that “both of their roles, providing liquidity to member institutions and directly supporting housing, are important parts of building stronger communities.”

1

In his own compelling testimony, Barry Lockard, president and CEO of Cornhusker Bank and Chair of the Federal Home Loan Bank of Topeka, stated that his institution counts on its Home Loan Bank every day.  This is central to the FHLBanks’ purpose: being the partner our members know they can rely on every day.

Across the statements from the Subcommittee members and the testimonies of the witnesses, the critical importance and broad impact of our foundational liquidity mission was constant.  The hearing also focused on identifying ways in which the FHLBanks can do even more to strengthen the housing finance market and support the creation of more affordable housing supply across the country, providing valuable insights that will inform our efforts as we continue to build on our strong foundation to ensure we are always meeting the needs of our members and the communities we serve.

Coming Soon: More than $60 Million in Housing Grants

Later this month, we will make our favorite announcement of the year when we roll out our 2026 Affordable Housing Program grants, awarding more than $62 million to housing initiatives across our region and beyond.  We take great pride in our role as a trusted source of funding for such initiatives and our continued commitment to working with our members and housing partners to drive housing opportunity, helping to create the foundation from which stronger individuals, families and communities grow.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

2